SECOND AMENDMENT to
CUSTODIAN AGREEMENT
     AMENDMENT AGREEMENT, effective as of September 23, 2011, by and among MGI FUNDS, a statutory trust organized under the laws of the State of Delaware (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” or “Bank”).
     WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated July 7, 2005, as amended, modified and supplemented from time to time (the “Custodian Agreement”);
     WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and
     WHEREAS, the Fund has requested that State Street amend the Custodian Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Fund on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1. Amendments.
     (a) Section 12.2 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Reserved.”
     (b) The first paragraph of Section 16.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
     “16.1 The initial term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including December 31, 2014 (the “Initial Term”), unless earlier terminated as provided herein. Upon the expiration of the Initial Term and every subsequent term (“Renewal Term”), the terms of this Agreement shall automatically extend for an additional year, unless written notice of non-extension is delivered by the non-extending party to the other party no later than six months prior to the expiration of that year.”
     (c) A new Section 26 is hereby added to the Agreement as follows:
     “26. Loan Administration Services Addendum. In the event the Fund engages Bank to perform loan administration services, Bank and Fund hereby agree to be bound by the terms of the Loan Administration Services Addendum attached hereto as Appendix C and the Fund shall reimburse Bank for its fees and expenses related thereto as agreed upon from time to time by the Fund and Bank.”

     (d) A new Section 27 is hereby added to the Agreement as follows:
     “27. Income and Settlement Crediting. The Fund and Bank hereby agree to the provisions set forth on Appendix D hereto with respect to income and settlement crediting.”
2. Miscellaneous.
     (a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.
     (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

MGI FUNDS

By:	/s/ Rich Joseph
Name:	Rich Joseph
Title:	Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX C
Loan Administration Services Addendum
ADDENDUM to that certain Custodian Agreement (the “Custodian Agreement”) dated as of July 7, 2005 by and among MGI FUNDS, a statutory trust organized under the laws of the State of Delaware (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” or “Bank”).
     Section 1. General. The following provisions shall apply with respect to investments, property or assets in the nature of loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S. (collectively, “Loans”) entered into by the Fund.
     Section 2. Safekeeping. Instruments, certificates, agreements and/or other documents which Bank may receive with respect to Loans, if any (collectively “Financing Documents”), from time to time, shall be held by Bank at its offices in Boston, Massachusetts.
     Section 3. Duties of Bank. Bank shall accept such Financing Documents, if any, with respect to Loans as may be delivered to it from time to time by the Fund. Bank shall be under no obligation to examine the contents or determine the sufficiency of any such Financing Documents or to provide any certification with respect thereto, whether received by Bank as original documents, photocopies, by facsimile or otherwise. Bank shall be entitled to assume the genuineness, sufficiency and completeness of any Financing Documents received, and the genuineness and due authority of any signature appearing thereon.
If payments with respect to a Loan (“Loan Payment”) are not received by Bank on the date on which they are due, or in the case of interest or fee payments, not received either on a scheduled interest or fee payable date, Bank shall provide to the Fund a past due report (“Past Due Report”). Bank shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Fund as provided herein.
Bank shall have no responsibilities or duties whatsoever, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein. Without limiting the generality of the foregoing, Bank shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with the Loans or any Financing Documents (including, without limitation, no obligation to take any action in respect of or upon receipt of any consent solicitation, notice of default or similar notice received from any bank agent or obligor, except that Bank shall undertake reasonable efforts to forward any such notice to the Fund). In case any question arises as to its duties hereunder, Bank may request instructions from the Fund and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund and Bank shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with such Proper Instructions.
Bank shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of the Fund; any and all credits and payments credited to the Fund, with respect to Loans, shall be conditional upon clearance and actual receipt by Bank of final payment thereon.
Bank shall promptly, upon the Fund’s request, release to the Fund or to any party as the Fund may specify, any Financing Documents being held on behalf of the Fund. Without limiting the foregoing, Bank shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and except to the extent it shall have received written notice and instruction from the Fund with respect thereto, and except to the extent it shall have received the sale proceeds thereof.
In no event shall Bank be under any obligation or liability to make any advance of its own funds with respect to any Loan.
Notwithstanding any term of this Agreement to the contrary, with respect to any Loans, (a) Bank shall be under no obligation to determine, and shall have no liability for, the sufficiency of, or to require delivery of, any instrument, document or agreement constituting, evidencing or representing such Loan, other than to receive such Financing Documents, if any, as may be delivered or caused to be delivered to it by the Fund, (b) without limiting the generality of the foregoing, delivery of any such Loan may be made to Bank by, and may be represented solely by, delivery to Bank in Tagged Image Format File (TIFF) or Portable Document Format (PDF) form, facsimile or delivery in tangible form of a copy of an assignment agreement or other agreement representing rights in the Loan ( “Settlement Documentation”) or a confirmation or certification from the Fund to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to Bank, appropriate Financing Documents constituting, evidencing or representing such Loan (such confirmation or certification, together with any Settlement Documentation, collectively, “Settlement Documentation or Confirmation”), in any case without delivery of any promissory note, participation certificate or similar instrument (collectively, an “Instrument”), (c) if an original Instrument shall be or shall become available with respect to any such Loan and the Fund desires that Bank hold such Instrument, it shall be the sole responsibility of the Fund to make or cause delivery thereof to Bank, and Bank shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Fund to make cause delivery of such Instrument to Bank, and (d) any reference to Financing Documents appearing herein shall be deemed to include, without limitation, any such Instrument and/or Settlement Documentation or Confirmation.
     Section 4. Responsibility of the Fund. With respect to Financing Documents held by Bank hereunder in accordance with the provisions hereof, the Fund shall (a) cause the Financing Documents evidencing such Loan to be delivered to Bank and related payment amount information, and such other information (e.g., ongoing agent bank notices) with respect to the related Loan and Financing Documents as Bank reasonably may require in order to perform its services hereunder (collectively, “Loan Information”), in such form and format as Bank reasonably may require; (b) take all actions necessary to acquire good title to such Loan (or the participation in such Loan, as the case may be), as and to the extent intended to be acquired; and (c) cause Bank to be named as its nominee (e.g., administrative contact with the agent bank) for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Loan Payments to Bank. Bank shall be entitled to rely upon the Loan Information provided to it by the Fund without any obligation on the part of Bank independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and Bank shall have no liability for any delay or failure on the part of the Fund in providing necessary Loan Information to Bank, or for any inaccuracy therein or incompleteness thereof. With respect to each such Loan, Bank shall be entitled to rely on any information and notices it may receive from time to time from the Fund, the related agent bank, any obligor on the Loan or any similar party with respect to the related Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.
     Section 5. Security Interest.
     (a) General. The provisions of this Section shall constitute a security agreement. Terms used in this Section which are defined or otherwise set forth in the Uniform Commercial Code of the

Commonwealth of Massachusetts shall have the same meanings in this Section as in the Uniform Commercial Code of the Commonwealth of Massachusetts. If a term is defined or otherwise set forth in Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts and in another Article as well, the term as defined or otherwise set forth in Article 9 shall govern.
     (b) Grant of Security Interest. To secure the due and punctual payment of all liabilities, whether actual or contingent (“Liabilities”), of the Fund to Bank now or hereafter arising or incurred under or in connection with the Agreement, the Fund hereby grants to Bank a security interest in the following, whether now existing or hereafter acquired or created (collectively, the “Collateral”):
     (i) the Loan;
     (ii) the Financing Documents;
     (iii) all of the Fund’s cash, deposit accounts, and securities and other investment property in the possession or under the control of any of Bank and its agents, affiliates and subcustodians; and
     (iv) any and all proceeds of any thereof.
The Liabilities include, without limitation, (a) the obligations of the Fund to Bank in relation to any overdraft or other advance of cash or securities for any purpose including in connection with any pre-determined income or assumed settlements; (b) the obligations of the Fund to Bank (in its capacity as foreign exchange provider or otherwise) in relation to any spot or forward foreign exchange contracts or any other foreign exchange contract or facility entered into with the Fund; and (c) the obligations of the Fund to reimburse Bank for any taxes, interest, charges, expense, assessments, or other liabilities that may be assessed against or imposed on Bank under or in connection with the Agreement for the Fund.
     (c) Chief Executive Office. The Fund represents and warrants to Bank that the Fund’s chief executive office is located at 99 High Street, Boston , MA 02110. The Fund covenants to provide to Bank at least 30 days’ prior written notice of any change of location of the Fund’s chief executive office.
     (d) Default and Remedies. In the event that the Fund fails to satisfy any of the Liabilities as and when due and payable, the failure will constitute a default under this Section, and Bank will then have with respect to the Collateral, in addition to all other rights and remedies arising under the Agreement or under applicable law, the rights and remedies of a secured party under the Uniform Commercial Code of the Commonwealth of Massachusetts. Without prejudice to Bank’s rights under applicable law, Bank will be entitled, without notice to the Fund, to withhold delivery of any Collateral, sell or otherwise realize on any Collateral and to apply the money or other proceeds and any other monies credited to the cash accounts in satisfaction of such Liabilities. The Fund acknowledges that, in Bank exercising any such rights or remedies against any Collateral, it will be commercially reasonable for Bank (i) to accelerate or cause the acceleration of the maturity of any fixed term deposits comprised in the Collateral and (ii) to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.
     (e) Financing Statements. The Fund hereby irrevocably authorizes Bank at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral as described in Section 5(b) or (ii) as being of an equal or lesser scope or with greater detail, and (ii) provide any other information required by part 5 of Article 9 of any applicable Uniform Commercial Code jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Fund is an organization, the type of organization and any organizational identification number issued to the Fund. The Fund agrees to furnish any such information to Bank promptly upon Bank’s request. The Fund also ratifies its authorization for Bank to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
     (f) Further Assurances. The Fund agrees to take such actions as Bank may from time to time request in order to insure that Bank has a first perfected security interest in the Collateral and that Bank has the ability to enforce its security interest. Without limitation upon the foregoing, for such purposes the Fund (i) will promptly deliver to the possession of or grant control to Bank or its designee over any instruments (including promissory notes) and chattel paper comprised in the Collateral and not already in the possession or under control of Bank and its agents, affiliates and subcustodians, (ii) will promptly obtain termination amendments of Uniform Commercial Code financing statements or terminations or subordinations of security interests or other liens, in form and substance satisfactory to Bank, where the failure to take such action could result in a competing security in or other lien on any of the Collateral having priority over the security interest of Bank in the Collateral, and (iii) will promptly execute and file such notices and registrations and take such other actions, including actions required under the law of any foreign jurisdiction, which are, in the opinion of Bank, necessary or advisable to assure the attachment, perfection, priority and ability of Bank to enforce the security interest and (iv) further authorizes Bank to take such action as in the opinion of Bank may be necessary or advisable under any foreign law including making an appropriate entry in any security interest, charge or lien registry in the country under whose laws the Fund is organized or in which the Fund maintains an office. The reference in clause (i) to granting “control” to Bank means causing Bank to have control (A) in the case of electronic promissory notes governed by the Electronic Signatures in Global National Commerce Act or an applicable Uniform Electronic Transaction Act, for purposes of that Act, (B) in the case of electronic chattel paper, for purposes of section 9-105 of the Uniform Commercial Code, and (C) in the case of a deposit account or investment property, for purposes of sections 8-106, 9-104 and 9-106 of the Uniform Commercial Code.

APPENDIX D
Income and Settlement Crediting
Notwithstanding anything in the Agreement to the contrary, the Fund and Bank agree:
A.	Upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, Bank may transfer, exchange, deliver or release domestic Portfolio Securities upon sale of such Portfolio Securities for the account of the Portfolio in accordance with customary or established market practices and procedures, including, without limitation, delivery to the purchaser thereof or to a dealer therefor (or an agent of such purchaser or dealer) against expectation of receiving later payment.

B.	Bank shall collect on a timely basis all income and other payments with respect to registered domestic Portfolio Securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic Portfolio Securities if, on the date of payment by the issuer, such Portfolio Securities are held by Bank or its agent. Without limiting the generality of the foregoing, Bank shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on Portfolio Securities held hereunder. Bank shall credit income to a Portfolio as such income is received or in accordance with Bank’s then current payable date income schedule. Any credit to a Portfolio in advance of receipt may be reversed when Bank determines that payment will not occur in due course and the Portfolio may be charged at Bank’s applicable rate for time credited. Income due to each Portfolio on securities loaned shall be the responsibility of the Fund. Bank will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to Bank of the income to which a Portfolio is properly entitled.

C.	Upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, Bank shall pay out monies of a Portfolio upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) in accordance with customary or established market practices and procedures, including, without limitation, delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to Bank (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by Bank as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of Bank or in proper form for transfer; (b) in the case of a purchase effected through a U.S. securities system, in accordance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time; (c) in the case of repurchase agreements entered into between the Fund on behalf of a Portfolio and Bank, or another bank, or a broker-dealer which is a member of the Financial Industry Regulatory Authority (formerly NASD), (i) against delivery of the securities either in certificate form or through an entry crediting Bank’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by Bank along with written evidence of the agreement by Bank to repurchase such securities from the Portfolio; or (d) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund.

D.	Bank shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Portfolio Securities held hereunder to which the Portfolios shall be entitled. In the event that extraordinary measures are required to collect such income, the Fund and Bank shall consult as to such measures and as to the compensation and expenses of Bank relating to such measures. Bank shall credit income to the applicable Portfolio as such income is received or in accordance with Bank’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when Bank determines that payment will not occur in due course and the Portfolio may be charged at Bank’s applicable rate for time credited. Income on securities loaned other than from Bank’s securities lending program shall be credited as received.

E.	(a) Bank shall, in accordance with the terms set out in this Section, debit or credit the appropriate cash account of each Portfolio in connection with (i) the purchase of securities for such Portfolio, and (ii) proceeds of the sale of securities held on behalf of such Portfolio, on a contractual settlement basis.
     (b) The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as Bank may advise from time to time. Bank may terminate or suspend any part of the provision of the Contractual Settlement Services under this Agreement at its sole discretion immediately upon notice to the Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.
     (c) The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Portfolio as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. Bank shall promptly recredit such amount at the time that the Portfolio or the Fund notifies Bank by Proper Instruction that such transaction has been canceled.
     (d) With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Portfolio as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market. Such provisional credit will be made conditional upon Bank having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and Bank or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.
     (e) Simultaneously with the making of such provisional credit, the Fund on behalf of each Portfolio agrees that Bank shall have, and hereby grants to Bank, a security interest in any property at any time held for the account of the Portfolio to the full extent of the credited amount, and the Fund on behalf of each Portfolio hereby pledges, assigns and grants to Bank a continuing security interest and a lien on any and all such property under Bank’s possession, in accordance with the terms of this Agreement. In the event that the applicable Portfolio fails to promptly repay any provisional credit, Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts.
     (f) Bank shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when Bank believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto will not be collectable or where Bank has not been provided Proper Instructions with respect thereto, as applicable, and the Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal (i) of a credit, a sum equal to the credited amount shall become immediately payable by the Portfolio to Bank and may be debited from any cash account held for benefit of the Portfolio, and (ii) of a debit, Bank shall recredit any amount so debited.
     (g) In the event that Bank is unable to debit an account of the Portfolio, and the Portfolio fails to pay any amount due to Bank at the time such amount becomes payable in accordance with this Agreement, (i) Bank may charge the Portfolio for costs and expenses associated with providing the provisional credit, including without limitation the cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of this Agreement and (iv) Bank shall have the right to setoff against any property and to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Portfolio to the full extent necessary for Bank to make itself whole.